Exhibit 10.2

FIRST CHARTER CORPORATION
2000 OMNIBUS STOCK OPTION AND AWARD PLAN

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (the "Agreement") is dated as of __________________, 20__ and is entered into between First Charter Corporation, a North Carolina corporation (the "Corporation"), and _____________________________ (the "Participant").

The Participant is a [key employee] [non-employee director] of the Corporation or of First Charter Bank (the "Bank") and has been selected to participate in the First Charter Corporation 2000 Omnibus Stock Option and Award Plan (the "Plan").

The Compensation Committee of the Board of Directors of the Corporation has determined that it will award the Participant with shares of Restricted Stock, as such term is defined in the Plan, as a reward for past service and as an incentive for the performance of future service for the Corporation and/or the Bank, subject to the terms of the Plan.

The Corporation and the Participant have agreed to enter into this agreement (the "Agreement") pursuant to the provisions of the Plan to establish certain rights and obligations of the parties.

Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1.                  Award of Restricted Stock.  Subject to the terms and conditions of this Agreement and the Plan (the terms of which are hereby incorporated herein by reference) and effective as of the date set forth above, the Committee hereby awards to the Participant, not in lieu of salary or other compensation, ______________ (____) shares of the Corporation's Common Stock (the "Restricted Shares").  The Participant hereby accepts the Restricted Shares and agrees to be bound by the terms and conditions described in the preceding sentence.  The Participant shall not be required to pay any amount for the Restricted Shares.

2.                  Restriction Period.  The Restriction Period shall begin on the date set forth above and end on ____________, 20__.

3.                  Vesting.  [Cliff Vesting - If the Participant does not have a Termination of Service through the last day of the Restriction Period, the Participant's right to receive 100% of the Restricted Shares shall vest without further risk of forfeiture.  If the Participant's Termination of Service before the end of the Restriction Period is due to the Participant's death, Disability, or Retirement, all of the Restricted Shares shall vest.]

[Graduated Vesting (assuming a three-year period; other durations could be used) - If the Participant has a Termination of Service prior to the end of the Restricted Period, the Participant's right to the Restricted Shares shall vest in accordance with the following schedule:

(a)  If the Termination of Service occurs before _____________, 20__ (the "Initial Vest Date"), the Participant shall forfeit all of the Restricted Shares;

            (b) If the Termination of Service occurs on or after the Initial Vest Date,

(i)  One-third of the Restricted Shares shall vest on the Initial Vest Date;

                        (ii) One-third of the Restricted Shares shall vest on the first anniversary of the Initial Vest Date; and

                        (iii) One-third of the Restricted Shares shall vest on the second anniversary of the Initial Vest Date. ]

If the Participant's Termination of Service is due to the Participant's death, Disability, or Retirement, all of the Restricted Shares shall vest.]

Any provision of this Agreement to the contrary notwithstanding, the Committee may in its sole and absolute discretion at any time before, or within 120 days after, the date of such Termination of Service determine that some or all of such Restricted Shares shall be free of restrictions and shall not be forfeited.

4.                  Stock Certificates.  A stock certificate (the "Certificate") evidencing the Restricted Shares shall be registered in the Participant's name as soon as practicable.  Subject to Section 7 of this Agreement, Certificates representing the unrestricted shares of Corporation Stock will be delivered to the Participant as soon as practicable after the lapse of [the] [each portion of the] Restriction Period.  If, however, the Participant elects to defer payment of the shares of the Corporation's Common Stock following the end of the Restriction Period, as provided in Section 5 of this Agreement, the shares of the Corporation's Common Stock shall be issued as set forth in the deferral election agreement entered into between the Corporation and the Participant.

5.                  Deferral Election.  With the consent of the Committee, the Participant may elect to defer delivery of the shares of the Corporation's Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 2.  If such deferral election is made, the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals.

6.                  Dividends.  The Participant shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of the Corporation's Common Stock.

7.                  Tax Withholding Obligations.  The Participant shall be required to deposit with the Corporation an amount of cash equal to the amount determined by the Corporation to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the award or settlement of the Restricted Shares.  Alternatively, the Corporation may, to the extent permitted by law and at its sole election, withhold the required amounts from the Participant's pay during the pay periods next following the date on which any such applicable tax liability otherwise arises.  The Committee, in its discretion, may permit the Participant, subject to such conditions as the Committee shall require, to elect to have the Corporation withhold a number of shares of Common Stock otherwise deliverable having a fair market value sufficient to satisfy the statutory minimum of all or part of the Participant's estimated total federal, state, and local tax obligations associated with vesting or settlement of the restricted stock units.  The Corporation shall not deliver any of the shares of Common Stock until and unless the Participant has made the deposit required herein or proper provision for required withholding has been made.

8.                  Restriction on Transferability.  Until the Restricted Shares are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

9.                  Rights as Shareholder.  Except as described in this Agreement, the Participant shall have voting and other rights as a shareholder of the Corporation with respect to the Restricted Shares.

10.              Effect on Other Employee Benefit Plans.  The value of the Restricted Shares granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant's benefits under any employee benefit plan sponsored by the Corporation or any Subsidiary except as such plan otherwise expressly provides.  The Corporation expressly reserves its rights to amend, modify, or terminate any of the Corporation's or any Subsidiary's employee benefit plans.

11.              No [Employment] [Directorship] Rights.  The award of the Restricted Shares pursuant to this Agreement shall not give the Participant any right to remain [employed by the Corporation or a Subsidiary] [a non-employee director of the Corporation].

12.              Amendment.  This Agreement may be amended only by a writing executed by the Corporation and the Participant which specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affecting the rights of the Participant hereunder may be made without the Participant's written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the Restricted Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to restricted shares which are then subject to restrictions as provided herein.

13.              Notices.  Any notice to be given under the terms of this Agreement to the Corporation shall be addressed to the Corporation in care of its Corporate Secretary.  Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the

Corporation's records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

14.              Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan that is not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15.              Construction.  The Restricted Shares are being issued pursuant to Article VIII (Restricted Stock) of the Plan and are subject to the terms of the Plan.  A copy of the Plan has been given to the Participant, and additional copies of the Plan are available on request during normal business hours at the principal executive offices of the Corporation.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern, and any inconsistent provision in this Agreement shall be of no force or effect.

16.              Miscellaneous.

(a)        This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b)        All obligations of the Corporation under the Plan and this Agreement, with respect to the Restricted Shares, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

(c)        To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

PARTICIPANT                                               FIRST CHARTER CORPORATION

                                                                                    By:                                                                                                                                                President and Chief Executive Officer